EXHIBIT 99.1

Sucampo Pharmaceuticals Appoints Alex Driggs as General Counsel

ROCKVILLE, Md., Sept. 20, 2017 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (NASDAQ:SCMP), a global biopharmaceutical company, today announced the appointment of Alex Driggs to General Counsel and Corporate Secretary. Mr. Driggs joined Sucampo in May 2015 as Associate General Counsel, was appointed its Deputy General Counsel in September 2015, and has most recently served as Acting General Counsel and Corporate Secretary since June 2017.

Prior to joining Sucampo, from January 2013 through May 2015, Mr. Driggs was an independent legal consultant for biotechnology clients. From March until December 2012, Mr. Driggs served as Senior Counsel in Amgen Inc.’s Licensing & Alliance Management Group. From 2009 until 2012, Mr. Driggs was the Associate General Counsel for Micromet, Inc., a public biotechnology company that developed blinatumomab and other innovative antibody products. Mr. Driggs began his legal career at Cooley LLP as an associate in the Life Sciences and Technology Transactions groups.

“Alex has extensive experience advising biotechnology and life sciences companies, and he has become an integral part of the Sucampo team in recent years,” said Peter Greenleaf, Chief Executive Officer of Sucampo. “He has a proven track record of offering expert legal counsel to our management and board of directors and we look forward to Alex’s increasingly important role as we advance our strategy to grow and advance our late-stage pipeline in highly specialized areas of significant unmet medical need.”

Mr. Driggs received his law degree from New York University School of Law and his undergraduate degree in Philosophy from Harvard University. He is a member of the Virginia State Bar.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of highly specialized medicines. Sucampo has a late-stage pipeline of product candidates in clinical development for orphan disease areas, including VTS-270, a mixture of 2-hydroxypropyl-B-cyclodextrins with a specific compositional fingerprint that has been granted orphan designation in the U.S. and Europe and is in a pivotal Phase 2/3 clinical trial for the treatment of Niemann-Pick Disease Type C-1, a rare progressive genetic disorder. VTS-270 has also been granted breakthrough therapy designation in the U.S. Sucampo has an exclusive option for the North American rights to CPP-1X/sulindac, which is in Phase 3 development for the treatment of familial adenomatous polyposis and has been granted orphan drug designation in the U.S. The company has two marketed products – AMITIZA and RESCULA. For more information, please visit www.sucampo.com.

The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG.

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Contact:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor
Senior Vice President, Investor Relations and Corporate Affairs
1-240-223-3718
staylor@sucampo.com